Exhibit 10.32

OPTIMARK

                                    OptiMark, Inc.          201.536.7000 phone
                                    24th Floor              201.536.7070 fax
                                    10 Exchange Place
                                    Jersey City NJ 07302

                                    www.optimark.com

June 19, 2001                  PERSONAL AND CONFIDENTIAL

VIA HAND DELIVERY
-----------------
Mr. Neil G. Cohen
3 Whittier Way
Livingston, NJ 07039

Dear Neil:

I am pleased to set forth the terms of your employment as Executive Vice President and General Counsel of Optimark, Inc. (the "Company"). The terms of your employment agreement dated June 9, 1999, as amended, shall remain in full force and effect. The terms set forth in this letter will be deemed effective as of May 18, 2001.

You will serve as Executive Vice President and General Counsel of the Company and will report to me. You will be responsible for such duties as are normally associated with such position or as otherwise determined by the Board of Directors, except that the Company agrees that you will not at any time be given a lesser title than the one stated above.

As compensation for the services you provide the Company, you will be paid a base salary of two hundred thousand dollars ($200,000.00) per annum, which will be payable in accordance with the Company's regular payroll practices. Also, you will (i) be eligible to participate in all employee benefits provided by the Company to its employees, including the Company's bonus program; (ii) receive three weeks vacation per year, which is earned pro-rata over the year; and (iii) receive 5 paid-time-off days (personal/sick) per year.

You will be eligible to participate in the "OptiMark Holdings, Inc. 1999 Stock Plan" (the "Stock Plan"), as amended. Subject to the appropriate approvals, including approval of the Board of Directors, and amendment of the Stock Plan, if necessary, to increase the number of shares allocated to the Stock Plan, you will be granted an Incentive Stock Option to purchase an aggregate number of shares equal to one-half of a percent (0.5%) of the outstanding shares of par value $0.01 common stock of the Company's parent, OptiMark Holdings, Inc., (the "Stock"), calculated on a fully diluted basis as of May 18, 2001. The exercise price to purchase the Stock will be the fair market value of the Stock as of May 18, 2001.

In the event that the Company's parent, OptiMark Holdings, Inc., undergoes a change in capitalization and creates a new stock plan for a new class of stock, you will participate in the same manner as other members of the senior management team, except that the initial percentages of common stock to which you and they are entitled will differ.

Mr. Neil G. Cohen
June 19, 2001
Page 2


In the event that the Company terminates your employment for a reason other than for "cause", as defined in your employee agreement, you will receive severance pay in the amount of four (4) months base salary. In addition, the Company agrees that it will continue making employment level contributions for all employee benefit plans provided to you by the Company during your employment, for a period of four (4) months following the termination of your employment.

The relationship between you and the Company will be for an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the Company's handbook, any document of the Company, or any verbal statements made to you by representatives of the Company. Consequently, the employment relationship between you and the Company can be terminated at will, either by you or the Company, with or without cause or advance notice.

Your employment with the Company is considered exclusive to the Company and, as a condition of your employment, we do not expect, nor will we allow, you to perform services for compensation for any third party.

The employment terms in this letter and the employee agreement supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company.


                                             Very truly yours,

                                             Optimark, Inc.

                                             /s/ Robert Warshaw
                                             ------------------
                                             Robert Warshaw
                                             Chief Executive Officer


ACCEPTED BY:

/s/ Neil G. Cohen
-----------------
Neil G. Cohen

Date: June 22, 2001